OMNI ENERGY SERVICES CORP.

                              NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  John H. Untereker                             318.896.6664
          President/Chief Executive Officer


Untereker Named Chief Executive Officer of OMNI Energy Services Corp.

CARENCRO, La., July 16,1999 OMNI Energy Services Corp. (Nasdaq: OMNI), announced today that John H. Untereker has been appointed President and Chief Executive Officer. Mr. Untereker replaces Robert F. Nash who has resigned for personal reasons. Mr. Nash will remain a member of the Board of Directors. Untereker will retain responsibilities as senior financial officer of the Company for the foreseeable future.

Commenting on the announcement, David A. Jeansonne, Chairman of the Board of Directors stated "We have a great deal of confidence in John's ability to lead OMNI during this particularly dynamic market environment. He brought considerable management experience to the Company when he joined us last year and he has certainly demonstrated that depth during his tenure.'' Mr. Jeansonne added "I am pleased that we will have the benefit of Robert's continuing insight as a member of OMNI's Board of Directors.''

Prior to joining OMNI, Untereker served in senior management positions with NL Industries, Inc., Lend Lease Trucks Inc. and Petroleum Helicopters Inc. beginning in 1980. He is a member of SEG, AICPA and FEI. Untereker is a graduate of Williams College (BA) and Iona College (MBA).

Headquartered in Carencro, La., OMNI provides a broad range of integrated services to both geophysical and exploration and production companies engaged in the acquisition of on-shore seismic data. The Company provides its services through three business units: Seismic Drilling, Seismic Survey and Helicopter Support. OMNI specializes in operations in logistically difficult and environmentally sensitive terrain worldwide.